MERGER AGREEMENT

by and among

KALAHARI GREENTECH, INC.,

a Nevada Corporation

PIZZA FUSION ACQUISITION SUBSIDIARY, INC.

a Florida corporation

and

PIZZA FUSION HOLDINGS, INC.,

A Florida corporation

Dated as of May 26, 2015

EXHIBITS

Exhibit A –	Form of Warrant
Exhibit B –	Form of Amended and Restated Articles of Incorporation and Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock

MERGER AGREEMENT

THIS MERGER AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 26th day of May 2015, by and between KALAHARI GREENTECH, INC., a Nevada corporation (the “Company”), with offices at 235 Peachtree Street, Northeast, Suite 400, Atlanta, Georgia 30303, PIZZA FUSION ACQUISITION SUBSIDIARY, INC., a Florida corporation (“Merger Sub”) and PIZZA FUSION HOLDINGS, INC., a Florida corporation (“PFH”), with offices at 399 N.W. 2nd Ave., #216, Boca Raton, FL 33432, upon the following premises:

Premises

WHEREAS, The Company is a publicly held corporation organized under the laws of the State of Nevada;

WHEREAS, PFH is a privately-held company organized under the laws of Florida;

WHEREAS, the Company and PFH intend to merge Merger Sub with and into PFH (the “Merger”) in accordance with this Agreement and the Florida Business Corporations Act (“FBCA”). Upon consummation of the Merger, Merger Sub will cease to exist, and PFH will become a wholly-owned subsidiary of the Company.

WHEREAS, for U.S. federal income tax purposes, the Company, Merger Sub and PFH intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code, and that the Company, Merger Sub and PFH will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of the Company Common Stock to the stockholders of PFH pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of the Company vote to approve the issuance of shares of the Company Common Stock to the stockholders of PFH pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

WHEREAS, the Board of Directors of Merger Sub (i) has determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

WHEREAS, the Board of Directors of PFH (i) has determined that the Merger is advisable and fair to, and in the best interests of, PFH and its stockholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of PFH.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PFH

As an inducement to, and to obtain the reliance of the Company and Merger Sub, except as set forth in the PFH Schedules (as hereinafter defined), PFH represents and warrants to the Company that as of the date hereof and the Closing Date (as hereinafter defined), as follows:

Section 1.01 Incorporation. PFH is a company duly organized, validly existing, and in good standing under the laws of Florida and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in the PFH Schedules is a complete and correct copy of the Articles of incorporation of PFH as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of PFH’s Articles of incorporation. PFH has taken all actions required by law, its Articles of incorporation, or otherwise to authorize the execution, delivery and performance of this Agreement. PFH has full power, authority, and legal capacity and has taken all action required by law, it’s Articles of incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02 Authorized Shares and Capital. The authorized number of common shares with $0.001 par value of PFH is 90,000,000 with 11,411,512 shares issued and outstanding. The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. PFH is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value, none of which are issued and outstanding.

Section 1.03 Subsidiary and Predecessor Corporations. PFH owns a 100% interest in Shaker & Pie, Inc., a Florida corporation (the “Subsidiary”). Except for its ownership interest in the Subsidiary, PFH does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation. For purposes hereinafter, the term “PFH” also includes the Subsidiary.

Section 1.04 Financial Statements.

(a) Prior to Closing, PFH shall provide the Company with PFH’s unaudited balance sheet as of March 31, 2015, and the related statements of operations, stockholders’ equity and cash flows for the period ended March 31, 2015 (the “PFH Financial Statements”).

(b) All such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The PFH balance sheets shall be true and accurate and present fairly as of their respective dates the financial condition of PFH. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, PFH shall have no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein will be properly reported and present fairly the value of the assets of PFH, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows will reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c) PFH has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and PFH has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

(d) The books and records, financial and otherwise, of PFH are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(e) All of PFH’s assets are reflected on its financial statements, and, except as set forth in the PFH Schedules or the financial statements of PFH or the notes thereto, PFH has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05 Information. The information concerning PFH set forth in this Agreement and in the PFH Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, PFH has fully disclosed in writing to the Company (through this Agreement or the PFH Schedules) all information relating to matters involving PFH or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $10,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of PFH or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on PFH, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06 Options or Warrants. Except as disclosed on PFH Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of PFH.

Section 1.07 Absence of Certain Changes or Events. Since March 31, 2015 or such other date as provided for herein:

(a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of PFH;

(b) PFH has not (i) amended its Articles of Incorporation since January 3, 2012; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c) PFH has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08 Litigation and Proceedings. Except as disclosed on PFH Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of PFH after reasonable investigation, threatened by or against PFH or affecting PFH or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. PFH does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09 Contracts.

(a) All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which PFH is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business have been previously disclosed to the Company. A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least ten thousand dollars ($10,000);

(b) All contracts, agreements, franchises, license agreements, and other commitments to which PFH is a party or by which its properties are bound and which are material to the operations of PFH taken as a whole are valid and enforceable by PFH in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c) Except as previously disclosed to the Company or identified on Schedule 1.09 or reflected in the most recent PFH balance sheet, PFH is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of PFH.

Section 1.10 Compliance With Laws and Regulations. To the best of its knowledge, PFH has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of PFH or except to the extent that noncompliance would not result in the occurrence of any material liability for PFH.

Section 1.11 Approval of Agreement. This Agreement has been duly and validly authorized and executed and delivered by PFH and this Agreement constitutes a valid and binding agreement of PFH, subject to the approval of its shareholders as hereinafter provided and enforceable in accordance with its terms.

Section 1.12 PFH Schedules. PFH has delivered to the Company the following schedules, which are collectively referred to as the “PFH Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the President of PFH as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing complete and correct copies of the Articles of Incorporation of PFH and the Bylaws, each as in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of PFH identified in paragraph 1.04(a);

(c) a schedule setting forth any information, together with any required copies of documents, required to be disclosed in the Company Schedules by Sections 1.01 through 1.11.

PFH shall cause the PFH Schedules and the instruments and data delivered to the Company hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.13 Valid Obligation. This Agreement and all agreements and other documents executed by PFH in connection herewith constitute the valid and binding obligations of PFH, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.14 Investment Representations

(a) Investment Purpose. The consummation of this Agreement including the delivery of the Exchange Consideration (as hereinafter defined) to the shareholders of PFH (the “PFH Shareholders”) in exchange for the Securities (as hereinafter defined) as contemplated hereby constitutes the offer and sale of securities under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state statutes and that the Securities are being acquired for the PFH Shareholders’ own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, the PFH Shareholders are not required to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(b) Reliance on Exemptions. PFH understands that the Exchange Consideration is being offered and sold to the PFH Shareholders in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the PFH Shareholders’ compliance with, the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the availability of such exemptions and the eligibility of the PFH Shareholders to acquire the Exchange Consideration.

(c) Information. The PFH Shareholders and their advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Exchange Consideration which have been requested by the PFH Shareholders or their advisors. The PFH Shareholders and their advisors, if any, have been afforded the opportunity to ask questions of the Company. Notwithstanding the foregoing, the Company has not disclosed to the PFH Shareholders any material nonpublic information and will not disclose such information unless such information is disclosed to the public prior to or promptly following such disclosure to the PFH Shareholders. PFH understand that an investment in the Exchange Consideration involves a significant degree of risk. PFH is not aware of any facts that may constitute a breach of any of PFH’s representations and warranties made herein.

(d) Governmental Review. PFH understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Consideration.

(e) Transfer or Re-sale. PFH understands that (i) the sale or re-sale of the Exchange Consideration has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Exchange Consideration may not be transferred unless (a) the Exchange Consideration is sold pursuant to an effective registration statement under the Securities Act, (b) the PFH Shareholders shall have delivered to the Company, at the cost of the PFH Shareholders, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Consideration to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Exchange Consideration is sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the PFH Shareholders who agree to sell or otherwise transfer the Exchange Consideration only in accordance with this Section and who is an Accredited Investor, (d) the Exchange Consideration is sold pursuant to Rule 144, or (e) the Exchange Consideration is sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and the PFH Shareholders shall have delivered to the Company, at the cost of the PFH Shareholders, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Exchange Consideration made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Consideration under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Exchange Consideration under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Consideration may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(f) Legends. The shares of the Company’s common stock that comprise the Exchange Consideration (the “Securities”) and, until such time as the Securities has been registered under the Securities Act may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Securities upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) the Securities are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. Each of the PFH Shareholders agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

(g) Residency. Each of the PFH Shareholders is a resident of the jurisdiction set forth in the list of shareholders provided separately to the Company.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of PFH and the PFH Shareholders, except as set forth in the Company Schedules (as hereinafter defined), the Company represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in the Company Schedules are complete and correct copies of the articles of incorporation and bylaws of the Company as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company’s articles of incorporation or bylaws. The Company has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization. At Closing and with all following amounts giving effect to the Reverse Stock Split, the Company’s authorized capitalization will consist of (a) 500,000,000 shares of common stock, par value $0.001 per share (“the Company Common Stock”), of which approximately 100,016 shares will be issued and outstanding, and (b) 20,000,000 shares of preferred stock, par value $.001 per share, of which 0 shares will be issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person and give effect to the Reverse Stock Split.

Section 2.03 Subsidiaries and Predecessor Corporations. The Company does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04 OTC Reports. The Company has filed all reports required to be filed by it by the OTC Markets Group – OTC Pink Tier (the “OTC Reports”).

Section 2.05 Information. The information concerning the Company set forth in this Agreement and the Company Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, the Company has fully disclosed in writing to the PFH Shareholders (through this Agreement or the Company Schedules) all information relating to matters involving the Company or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $10,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of the Company or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06 Options or Warrants. Except as disclosed on Company Schedule 2.06, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company (including, without limitation, rights the value of which is determined with reference to the capital stock or other securities of the Company) or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company Common Stock of the Company or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 2.07 Absence of Certain Changes or Events. Since March 31, 2015 and except as disclosed in an OTC Reports:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of the Company or (ii) any damage, destruction or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Company;

(b) the Company has not (i) amended its articles of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) The Company has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent the Company balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) to its knowledge, the Company has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company.

Section 2.08 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Company Schedules. The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09 Contracts.

(a) The Company is not a party to, and its assets, products, technology and properties are not bound by, any leases, contract, franchise, license agreement, agreement, debt instrument, obligation, arrangement, understanding or other commitments whether such agreement is in writing or oral (“Contracts”).

(b) The Company is not a party to or bound by, and the properties of the Company are not subject to any Contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c) The Company is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of the Company.

Section 2.10 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 2.11 Compliance With Laws and Regulations. The Company has complied with all United States federal, state or local or any applicable foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other applicable requirement or rule of law (a “Law”) applicable to the Company and the operation of its business. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12 Approval of Agreement. The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

Section 2.13 Material Transactions or Affiliations. Except as disclosed herein and in the Company Schedules, there exists no contract, agreement or arrangement between the Company and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by the Company to own beneficially, 5% or more of the issued and outstanding common stock of the Company and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 5% Shareholders of the Company has, or has had since inception of the Company, any known interest, direct or indirect, in any such transaction with the Company which was material to the business of the Company. The Company has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14 The Company Schedules. The Company has delivered to the PFH Shareholders the following schedules, which are collectively referred to as the “Company Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of the Company to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a) a schedule containing complete and accurate copies of the articles of incorporation and bylaws of the Company as in effect as of the date of this Agreement;

(b) a schedule setting forth any information, together with any required copies of documents, required to be disclosed in the Company Schedules by Sections 2.01 through 2.13.

The Company shall cause the Company Schedules and the instruments and data delivered to the PFH Shareholders hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.15 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.16 OTC Marketplace Quotation. The Company Common Stock is quoted on the OTC Pink tier of the OTC Markets under the symbol “KHGT”. There is no action or proceeding pending or, to the Company’s knowledge, threatened against the Company by The Financial Industry Regulatory Authority, Inc. (“FINRA”) with respect to any intention by such entity to prohibit or terminate the quotation of the Company Common Stock on the OTC Pink tier.

ARTICLE III

MERGER

Section 3.01 Structure of the Merger and Effects.

(a) Merger of Merger Sub into PFH. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 3.04), Merger Sub shall be merged with and into PFH, and the separate existence of Merger Sub shall cease. PFH will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(b) Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the FBCA. As a result of the Merger, PFH will become a wholly-owned subsidiary of the Company.

(c) The Articles of Incorporation. The Articles of Incorporation of PFH in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

(d) The Bylaws. The bylaws of PFH in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

Section 3.02 Conversion of Shares and Issuance of Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Merger Sub, PFH or any stockholder of PFH:

(i) any shares of PFH Common Stock or PFH Preferred Stock held as treasury stock or held or owned by PFH, Merger Sub or any Subsidiary of PFH immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 3.02(b), each share of PFH Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 3.02(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive: (x) one and one-half (1 ½) shares of the Company Common Stock for each share of PFH Common Stock (an aggregate of 17,117,268 shares of Company Common Stock) and (y) warrants to purchase one share of the Company’s common stock for each share of PFH common stock (an aggregate of 11,411,512 shares of the Company’s common stock), with an exercise price equal to $0.25 per share, subject to adjustment therein for a period of three years from the date of issuance as set forth in the form of Warrant attached hereto as Exhibit A (the “Warrants”). The Exchange Shares and the Warrants are hereinafter referred to as the “Exchange Consideration” or the “Securities”) and all such share amounts give effect to the Reverse Stock Split. At the Closing Date, the PFH Shareholders shall, on surrender of their certificates representing their PFH shares to the Company or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing their ownership of the Exchange Shares and Warrants.

(b) No fractional shares of the Company Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 3.02(a)(ii) and all share amounts shall be rounded up to the nearest whole number.

Section 3.03 Closing. The closing (“Closing” or “Closing Date”) of the transactions contemplated by this Agreement shall occur following completion of the conditions set forth in Articles V and VI, and upon delivery of the Exchange Consideration as described in Section 3.02(a)(ii). The Closing shall take place at a mutually agreeable time and place and is anticipated to close by no later than July 31, 2015, but in no event before this Agreement has been approved by PFH Shareholders holding at least 51% of the shares of PFH common stock outstanding.

Section 3.04 Closing Events. At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Florida a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the FBCA and in a form reasonably acceptable to the Company and PFH. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Florida or at such later time as may be specified in such Certificate of Merger with the consent of the Company and the PFH (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 3.05 Termination. This Agreement may be terminated by each of PFH Shareholders or the Company only (a) in the event that the Company or PFH do not meet the conditions precedent set forth in Articles V and VI or (b) if the Closing has not occurred by July 31, 2015. If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect as to any party hereto, and no obligation, right or liability shall arise hereunder.

Section 3.06 Surrender of Certificates.

(a) Following the Merger Effective Time, each holder of record of one or more shares of PFH Common Stock may, but shall not be required to, surrender any certificate representing such shares for cancellation to the Company or its transfer agent, and the holder of such certificate shall be entitled to be entered on the register of shareholders of the Company as the holder of that number of Company Common Stock represented by the PFH Certificates, as applicable, and the PFH Certificates shall forthwith be cancelled. In the event of a transfer of ownership of PFH Shares which is not registered in the transfer records of PFH, a certificate or other applicable document or instrument representing the proper number of the Company’s Shares may be issued to such a transferee if the Certificate representing such PFH Shares is presented to the Company or its transfer agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(b) If any PFH Certificates representing the PFH Shares shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed PFH Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates or documents representing the Company Common Stock to be issued to such holder pursuant to this Article III (in the case of Company Common Stock, the Company shall enter the holder on the register of shareholders of the Company as the holder of the proper number of shares of Company Common Stock, in lieu of or in addition to issuing share certificates for such Company Common Stock); except, that the Company may, in its discretion and as a condition precedent to the issuance thereof (or entry on the register of shareholders, as the case may be), require the owner of such lost, stolen or destroyed PFH Certificates to deliver a bond or indemnity in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company with respect to the PFH Certificates so alleged to have been lost, stolen or destroyed.

Section 3.07 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of PFH Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights for such shares of PFH Common Stock in accordance with the FBCA, if and to the extent applicable (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 3.02 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of PFH Common Stock held by them in accordance with the FBCA (if and to the extent applicable), unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the FBCA (if any). All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of PFH Common Stock under the FBCA (if applicable) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares in the manner provided in Section 3.02.

(b) PFH shall give the Company prompt written notice of any demands by dissenting stockholders received by PFH, withdrawals of such demands and any other instruments served on PFH and any material correspondence received by PFH in connection with such demands.

Section 3.08 Tax Consequences.

For U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE IV

SPECIAL COVENANTS

Section 4.01 Access to Properties and Records. The Company and PFH will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Company or PFH, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or PFH, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 4.02 Delivery of Books and Records. At the Closing, PFH shall deliver to the Company, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of PFH now in the possession of PFH or its representatives.

Section 4.03 Third Party Consents and Certificates. The Company and PFH agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04 Actions Prior to Closing. From and after the date hereof until the Closing Date and except as set forth in the Company Schedules or PFH Schedules or as permitted or contemplated by this Agreement, the Company (subject to paragraph (d) below) and PFH respectively, will each:

(a) carry on its business in substantially the same manner as it has heretofore and as disclosed in the Company OTC Reports;

(b) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(c) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(d) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(e) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(f) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws (including without limitation, the federal securities laws) and all rules, regulations, and orders imposed by federal or state governmental authorities.

(g) From and after the date hereof until the Closing Date, neither the Company nor PFH will:

(i) make any changes in their Articles of Incorporation, articles or articles of incorporation or bylaws except as contemplated by this Agreement including a name change;

(ii) take any action described in Section 1.07 in the case of PFH or in Section 2.07, in the case of the Company (all except as permitted therein or as disclosed in the applicable party’s schedules);

(iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv) sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business except as disclosed in the Company OTC Reports.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01 Accuracy of Representations and Performance of Covenants.

The representations and warranties made by PFH and PFH Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). PFH shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by PFH prior to or at the Closing. The Company shall be furnished with a certificate, signed by a duly authorized executive officer of PFH and dated the Closing Date, to the foregoing effect.

Section 5.02 Officer’s Certificate.

The Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of PFH to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of PFH threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in PFH Schedules, by or against PFH, which might result in any material adverse change in any of the assets, properties, business, or operations of PFH.

Section 5.03 Good Standing.

The Company shall have received a certificate of good standing from the Secretary of State of Florida or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that PFH is in good standing as a corporation in the State of Florida.

Section 5.04 Minimum PFH Shareholders.

This Agreement shall have been approved by the holders of not less than 51% of PFH common stock outstanding, unless a lesser number is agreed to by the Company.

Section 5.05 No Governmental Prohibition.

No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.06 Consents.

All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of PFH after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.07 Other Items.

(a) The Company shall have received a list containing the name, address, and number of shares held by PFH Shareholders as of the date of Closing, certified by an executive officer of PFH as being true, complete and accurate;

(b) The Company shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Company may reasonably request;

(c) The Company shall have received PFH Financial Statements as provided for in Sections 1.04(a) and (b); and

(d) The Company reserves the right to terminate this Agreement if it decides that the number of PFH stockholders exercise dissenters’ rights in an amount it deems unacceptable in its sole and absolute discretion.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PFH

The obligations of PFH under this Agreement is subject to the satisfaction of PFH, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants.

The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company.

Section 6.02 Officer’s Certificate.

PFH shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of the Company, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Company Schedules, by or against the Company, which might result in any material adverse change in any of the assets, properties or operations of the Company.

Section 6.03 Good Standing.

PFH shall have received a certificate of good standing from the Secretary of State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that the Company is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 6.04 No Governmental Prohibition.

No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05 Approval by the Company Board of Directors and its Shareholders.

The Company’s board of directors and its shareholders shall have approved the Exchange and the following (the “Corporate Actions”):

(a) effect a 1:2,000 reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Stock Split”);

(b) designate 2,000,000 shares of its Preferred Stock as Series A Preferred Stock (the “Series A Preferred Stock”) as set forth in the form of Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock attached hereto as Exhibit B; and

(c) change the name of the Company to PF Hospitality Group, Inc.

Section 6.06 Consents.

All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company after the Closing Date on the basis as presently operated shall have been obtained including approval of the Corporate Actions by FINRA.

Section 6.07 Shareholder Report

PFH shall receive a shareholder’s report reflective of all the Company shareholder’s which does not exceed 100,016 shares of the Company common stock (after giving effect to the Reverse Stock Split) issued and outstanding as of the day prior to the Closing Date and no shares of preferred stock outstanding (except for the 2,000,000 shares of Series A Preferred Stock to be issued to Randy Romano and Vaughan Dugan as provided for in Section 6.08(h)).

Section 6.08 Other Items.

(a) The PFH Shareholders shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as PFH may reasonably request.

(b) This Agreement shall have been approved by PFH Shareholders holding at least 51% of the shares of PFH common stock.

(c) Appointment of Directors and Officers. The Company shall have appointed Randy Romano and Vaughan Dugan as directors of the Company.

(d) The Company shall have assumed the obligations of PFH under the June 1, 2013 Employment Agreements entered into between PFH and Mr. Dugan and PFH and Mr. Romano.

(e) David Kugelman shall have resigned as President, Chief Executive Officer and Director of the Company but shall remain as an advisor in a non-official capacity to assist in the transition pursuant to a written agreement which will include the duration of such assistance, a description of the services to be provided, and the amount of any compensation to be paid.

(f) The holders of the Company’s convertible debt in the original principal amount of $65,600 (the “Convertible Debt”) shall have entered into an amendment to their respective promissory notes that make up the Convertible Debt to provide for conversion of the Convertible Debt, plus accrued and unpaid interest, into 40,000,000 shares of the Company Common Stock after giving effect to the Reverse Stock Split (the “Convertible Note Amendment”). In addition, the Convertible Debt Amendment shall include a clause that states that the Company’s sole obligation to satisfy the debt under the Convertible Debt is to issue shares of its Common Stock as provided for in the Convertible Debt instrument, as amended by the Convertible Note Amendment and the Company shall have no obligation to pay in cash the principal amount due, including accrued interest under the Convertible Debt.

(g) Messrs. Romano and Dugan will each have entered into a securities purchase agreement entitling each of them to purchase 21,441,366 shares of Company Common Stock (after giving effect to the Reverse Stock Split) at a price of $.0001 per share.

(h) Mr. Romano and Dugan will each have entered into a securities purchase agreement entitling each of them to purchase 1,000,000 shares of the Series A Preferred Stock at a price of $.0001 per share.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Brokers.

The Company and PFH agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Company and PFH each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02 Governing Law.

This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Palm Beach County, Florida. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 7.03 Notices.

Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to PFH, to: Randy Romano, President Pizza Fusion Holdings, Inc. 399 N.W. 2nd Ave., #216 Boca Raton, FL 33432	If to the Company, to: David Kugelman, Chief Executive Officer Kalahari Greentech, Inc. 235 Peachtree Street, Northeast, Suite 400 Atlanta, Georgia 30303

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.04 Attorney’s Fees.

In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05 Confidentiality.

Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06 Public Announcements and Filings.

Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07 Schedules; Knowledge.

Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 7.08 Third Party Beneficiaries.

This contract is strictly between the Company, PFH Shareholders and PFH, and, except as specifically provided, no director, officer, stockholder (other than PFH Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09 Expenses.

Subject to Section 7.04 above, whether or not the Exchange is consummated, each of the Company and PFH will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.10 Entire Agreement.

This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11 Survival; Termination.

The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 7.12 Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.13 Amendment or Waiver.

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14 Best Efforts.

Subject to the terms and conditions herein provided, each party of PFH and the Company shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party of PFH and the Company also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

PIZZA FUSION HOLDINGS, INC. A Florida corporation

By:	/s/ Randy Romano
Randy Romano, President

KALAHARI GREENTECH, INC. A Nevada corporation

By:	/s/ David Kugelman
David Kugelman, Chief Executive Officer

EXHIBIT A

FORM OF WARRANT

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

(1) pf hospitality group, inc.

(2)

(3) Warrant Shares: [_______]	(4) Initial Exercise Date: January __, 2015

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after ___, 2015 (the “Initial Exercise Date”) and on or prior to the close of business on ___, 2018 (the “Termination Date”) but not thereafter, to subscribe for and purchase from PF HOSPITALITY GROUP, INC., a Nevada corporation (the “Company”), up to ______ shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Share Exchange Agreement (the “Share Exchange Agreement”), dated ___, 2015, among the Company and the purchasers signatory thereto.

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Section 2. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise in the form annexed hereto and within ten (3) business days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within ten (10) business days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $0.25, subject to adjustment hereunder (the “Exercise Price”).

c) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. Warrant Shares purchased hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the shares are eligible for resale by the Holder pursuant to Rule 144, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise.

ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

iv. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

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v. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

c) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

d) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

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ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 4. Transfer of Warrant.

a) Transferability. Subject to compliance with any applicable securities laws and the provisions of Section 1.14(f) of the Share Exchange Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within ten (10) business days of the date the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

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d) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(a), except as expressly set forth in Section 3.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d) Authorized Shares.

i. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

ii. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

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iii. Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the laws of the State of Nevada.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date.

h) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Share Exchange Agreement.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

(5)	pf hospitality group, inc.
(6)
(7)
(8)	By:
(9)	Name:
(10)	Title:
(11)

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NOTICE OF EXERCISE

(12) To: pf hospitality group, inc.

(13) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

Payment shall take the form of lawful money of the United States.

(14) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

_______________________________

_______________________________

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

EXHIBIT B

ASSIGNMENT FORM

(15) (To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

(16) FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)
Dated: _________________, ______
Holder’s Signature:
Holder’s Address:

EXHIBIT B

Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

KALAHARI GREENTECH, INC.

Pursuant to NRS 78.403 under Nevada General Corporation Law (Title 7, Chapter 78 of the Nevada Revised Statutes), KALAHARI GREENTECH, INC., a Nevada corporation (the “Corporation”) hereby amends and restates its Articles of Incorporation as follows:

ARTICLE I - NAME

The name of the corporation is PF HOSPITALITY GROUP, INC. (the “Corporation”).

ARTICLE II - PURPOSE

The Corporation is organized for the purpose of engaging in any business, trade or activity which may be lawfully conducted or permitted by a corporation organized under Nevada General Corporation Law, Chapter 78 of the Nevada Revised Statutes. The Corporation also shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purpose or purposes of this Corporation.

ARTICLE III - DURATION

The duration of the Corporation’s existence shall be perpetual.

ARTICLE IV - CAPITAL STOCK

Section 1. Authorized Capital Stock. The aggregate number of shares which the Corporation shall have the authority to issue is 520,000,000 shares, of which 500,000,000 shares shall be Common Stock, par value $.0001 per share (the “Common Stock”), and 20,000,000 shares shall be Preferred Stock, par value $.0001 per share (the “Preferred Stock”).

Section 2. Preferred Stock. The Board of Directors is authorized at any time, and from time to time, to provide the for the issuance of shares of Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Preferred Stock or any series thereof. For each series, the Board of directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(a) The rate and manner of payment of dividends, if any;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of liquidation, dissolution or other winding-up of the Corporation;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted or exchanged;

(f) Voting rights, if any; and

(g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Nevada.

The Board of Directors shall have the authority to determine the number of shares that will comprise each series.

Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Nevada as may be required by law.

Section 3. Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

There shall be a series of the voting preferred stock of the Company which shall be designated as the “Series A Preferred Stock,” $0.0001 par value, and the number of shares constituting such series shall be 2,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company. The Series A Preferred Stock shall have the rights, preferences, restrictions and other terms relating to such series of preferred stock as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock attached hereto as Exhibit A and incorporated herein by reference.

Section 4. Stock Split. Upon the effective date of these Amended and Restated Articles of Incorporation, the number of issued and outstanding shares of the Company’s common stock, $.0001 par value per share (the “Common Shares”), shall be split on the basis of two thousand (2,000) shares for each one (1) share issued and outstanding immediately prior to the effectiveness of these Amended and Restated Articles of Incorporation.

ARTICLE V - NO PREEMPTIVE RIGHTS

No preemptive rights to acquire additional securities issued by the Corporation shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation, except to the extent otherwise provided by contract.

ARTICLE VI - NO CUMULATIVE VOTING

At each election for directors, every stockholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such stockholder for as many persons as there are directors to be elected. No cumulative voting for directors, however, shall be permitted.

ARTICLE VII - BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person. The manner of election and qualifications shall be provided in the Bylaws of the Corporation. The exact number of directors shall be fixed from time to time by the Board of Directors pursuant to resolution adopted by a majority of the full Board of Directors.

ARTICLE VIII - BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the stockholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE IX – CONTROL SHARE ACQUISITIONS

The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

ARTICLE X - LIMITATION OF DIRECTORS’ LIABILITY

A director shall have no liability to the Corporation or its stockholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating NRS 78.138(7), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Nevada General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by Nevada General Corporation Law as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

ARTICLE XI - INDEMNIFICATION

Section 1. Right to Indemnification. Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person) (1) who is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, or (2) who is or was an agent or employee (other than an officer) of the Corporation and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, costs and expenses, including attorneys’ fees, asserted against him or incurred by him in his capacity as such director, officer, trustee, partner, agent or employee, or arising out of his status as such director, officer, trustee, partner, agent or employee. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Corporation may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, including attorney’s fees, whether or not the Corporation would have the legal power to directly indemnify him against such liability.

Section 2. Advances. Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Section 1 of this Article XI in defending a civil or criminal suit, action or proceeding may be paid (and, in the case of directors and officers of the Corporation, shall be paid) by the Corporation in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Corporation as authorized by this Article XI, and upon satisfaction of other conditions established from time to time by the Board of Directors or which may be required by current or future legislation (but, with respect to future legislation, only to the extent that it provides conditions less burdensome than those previously provided).

Section 3. Savings Clause. If this Article XI or any portion of it is invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and officer of the Corporation to the fullest extent permitted by all portions of this Article VI that has not been invalidated and to the fullest extent permitted by law.

Effective Date. The effective date of these Amended and Restated Articles of Incorporation shall be the close of business on May 26, 2015.

Adoption of Amendment. The foregoing Amend and Restated Articles of Incorporation was approved by the Board of Directors of the Corporation by unanimous written consent in lieu of meeting on May 26, 2015.

The Amended and Restated Articles of Incorporation were approved by the written consent of holders of a majority of our outstanding common stock, our only voting group, on May 26, 2015. The number of votes cast for the amendment was sufficient for approval by holders of common stock, our only voting group.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of May 26, 2015.

KALAHARI GREENTECH, INC.

By:	/s/ David L. Kugelman
Name:	David L. Kugelman
Title:	Chief Executive Officer

EXHIBIT A

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

By resolution of the Board of Directors of the Company pursuant to the provisions in the Company’s Amended and Restated Articles of Incorporation (the “Articles”), this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock:

Section 1. Designation and Amount.

There shall be a series of the voting preferred stock of the Company which shall be designated as the “Series A Preferred Stock,” $0.0001 par value, and the number of shares constituting such series shall be two million (2,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2. Dividends and Distributions. None.

Section 3. Voting Rights.

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Each share of Series A Preferred Stock shall entitle the holder thereof to 125 votes on all matters submitted to a vote of the stockholders of the Company.

(b) Except as otherwise provided herein, in the Company’s Articles or by law, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

Section 4. Conversion. The holders of the Series A Preferred Stock shall not have any conversion rights.

KALAHARI GREENTECH, INC.

Merger Agreement

PFH Schedules

Schedule 1.06

Options or Warrants

Warrants to purchase 2,385,730 shares of PFH common stock as follows:

Pizza Fusion Holdings, Inc.
Eligible Warrants & Options
5/22/2015

Name	Number Outstanding	Exercise Price Per Share	Expiration Date
Anja Eckbo	27,000	$1.44	11/3/2017

Carl Crowe	3,000	$1.44	4/17/2017

Carl Crowe	1,500	$1.44	2/25/2018

Chris Moyer	10,000	$0.05	1/17/2017

Dakotaco, LLC	6,000	$1.56	2/10/2020

David Ort	1,500	$1.44	9/3/2017

James Sullivan	3,000	$1.44	4/7/2017

Jason & Roxanne Abbott	4,500	$1.44	5/5/2017

Jerome Rubin (Revocable Trust)	4,500	$1.44	2/25/2018

Joseph Baldassarra	57,500	$1.44	4/30/2018

Larry Christofferson	45,000	$1.44	5/21/2017

Larry DeVries	50,000	$0.05	1/16/2022

Larry Zwain	10,000	$0.05	1/17/2017

La Salle Street Securities, LLC	58,500	$1.44	11/30/2018

Linda & Herrick Wilson	15,000	$2.00	5/10/2019

Louis Trillo	9,000	$1.44	11/3/2017

Nancy Griffith	7,692	$1.56	4/6/2020

PF Program Partnership, LP	61,538	$1.56	6/29/2017

PF Program Partnership, LP	1,800,000	$1.44	9/16/2018

Randy Romano	100,000	$2.00	7/2/2017

Ronald J. Francesangelo and Richard J. Francesangelo, as Co-Trustees of The Francesangelo Family Keystone Trust dated January 21, 2015	6,000	$2.00	4/24/2017

Rosemary Hink	1,500	$1.44	1/5/2018

Vaughan Dugan	100,000	$2.00	7/2/2017

William Ford	3,000	$1.44	9/30/2017

Total Eligible Warrants	2,385,730

Schedule 1.08

Litigation

None.

Schedule 1.09

Contracts

June 1, 2013 Employment Agreements entered into between PFH and Mr. Dugan and PFH and Mr. Romano.

Schedule 2.06

Options or Warrants

The holders of the Company’s convertible debt in the original principal amount of $65,600 (the “Convertible Debt”) shall have entered into an amendment to their respective promissory notes that make up the Convertible Debt to provide for conversion of the Convertible Debt, plus accrued and unpaid interest, into 40,000,000 shares of the Company Common Stock after giving effect to the Reverse Stock Split (the “Convertible Note Amendment”). In addition, the Convertible Debt Amendment shall include a clause that states that the Company’s sole obligation to satisfy the debt under the Convertible Debt is to issue shares of its Common Stock as provided for in the Convertible Debt instrument, as amended by the Convertible Note Amendment and the Company shall have no obligation to pay in cash the principal amount due, including accrued interest under the Convertible Debt.